                              CERPROBE CORPORATION
                              LIST OF SUBSIDIARIES
                                   Exhibit 21


SUBSIDIARIES OF CERPROBE CORPORATION:
      Cerprobe Interconnect Solutions, Inc.
      SVTR, Inc.
      Cerprobe Europe Limited
      Cerprobe Asia Holdings Pte Ltd
      Cerprobe Europe S.A.S.

SUBSIDIARIES OF CERPROBE ASIA HOLDINGS PTE LTD:
      Cerprobe Asia Pte Ltd *

SUBSIDIARIES OF CERPROBE ASIA PTE LTD:
      Cerprobe Singapore Pte Ltd
      Cerprobe Taiwan Co., Ltd.

* 70% owned by Cerprobe Corporation until August 18, 1997, at which time Cerprobe's ownership was reduced to 60%.